Exhibit 99.2

Iron Dome Acquisition I Corp. Announces Closing of $150 Million Initial Public Offering

New York, New York, May 18, 2026 (GLOBE NEWSWIRE) -- Iron Dome Acquisition I Corp. (the “Company”), a special purpose acquisition company, today announced the closing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “IDACU” on May 15, 2026. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on Nasdaq under the symbols “IDAC” and “IDACW,’’ respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus its search on a target business in the cybersecurity, defense tech, AI and data infrastructure industries.

Santander acted as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 14, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering and the Company’s expectations regarding its ability to complete an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction in the sector it is targeting, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact

Tom Y. Livne
Iron Dome Acquisition I Corp.
Phone: (410) 671-5481
Email: tom@irondome1.com